Exhibit 1.1

March 21, 2018	(Sent via Electronic Mail)

Mr. Thomas K. Equels, Chief Executive Officer

Hemispherx Biopharma, Inc.

860 N. Orange Avenue, Suite B

Orlando, FL 32801

Dear Tom,

Thank you for the opportunity to work with you and your company, Hemispherx Biopharma, Inc.

This letter agreement (the “Agreement”) confirms that Hemispherx Biopharma, Inc., inclusive of its subsidiaries, affiliates and joint-venture entities (“Client”) has engaged Ascendiant Capital Markets, LLC ("Ascendiant") to act on a “best efforts” basis as financial advisor and non-exclusive placement agent (as defined in Section 4 below) for the Client in connection with the structuring, issuance, and sale of debt and/or equity “Securities” to “Investors” (pursuant to the definitions of Transaction(s), Securities and Investors below). Ascendiant Capital Markets, LLC is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC).

Accordingly, we hereby mutually and expressly agree as follows:

1.	Securities. The term “Securities”, as used herein, shall be defined as and include the issuance of, or reference to, Client’s common stock, debt, equity or debt instruments convertible into Client’s common stock, units, warrants, additional investment rights, block trade Transactions or the exercise of warrants or options.

2.	Transaction(s). The term “Transaction” or “Transactions”, as used herein, shall be defined as and include the sale, private or public offering, placement, pledge or issuance of Client’s Securities and/or Securities owned by the Officers, Directors and/or Affiliates (“Insiders”) of Client, to any institutional and/or accredited Investor(s). The actual terms and structure of each Transaction will depend on market conditions and will be subject to negotiation between the Client, Ascendiant, and prospective Investors.

3.	Investor(s) The term “Investor” or “Investors”, as used herein, shall be defined as and include any natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities, and any and all related affiliates for which the Investors maintain direct or indirect control, that are listed in an Exhibit B to this Agreement.

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC

4.	Engagement. In connection herewith, Ascendiant shall provide the following financial advisory and non-exclusive placement agent services on a best efforts basis to the Client:

a.	advise the Client with respect to the form and structure of each Transaction;

b.	assist the Client in developing any necessary materials;

c.	identify and make contact with prospective Investors;

d.	assist the Client in conducting presentations and due diligence meetings with prospective Investors; and

e.	provide such other financial advisory and investment banking services as are reasonably necessary to consummate each Transaction.

Ascendiant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Ascendiant provided for herein which requires Client to provide certain information to assist Ascendiant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Ascendiant to complete the work. The services of Ascendiant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant.

It is expressly understood and agreed that Ascendiant shall have no power to bind Client to any Transaction or contract obligation. Client shall have the right to refuse any Transaction proposal presented to it without incurring any obligations to Ascendiant.

It is understood and agreed that the execution of this Agreement shall not be deemed or construed as obligating Ascendiant to purchase any of the Securities and there is no obligation on the part of Ascendiant to place the Securities. Although Ascendiant cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

5.	Success Fee. Client agrees that should Client accept and complete any Transaction(s) from any Investors listed in a mutually executed Exhibit B to this Agreement during the Term of this Agreement, or if Client should for a period of twelve (12) months following the termination of this Agreement (including extensions) complete a Transaction from any Investors listed in a mutually executed Exhibit B to this Agreement, there shall become due and payable via wire transfer to Ascendiant immediately upon consummation of each Transaction, a cash fee equal to five percent (5%) of the gross proceeds from the sale of Securities. Should Ascendiant not be paid within five (5) business days after the completion of a Transaction, a service charge shall accrue from the date of the Transaction at the rate of ten percent (10%) per annum.

6.	Expenses. If the Client requests that Ascendiant travel to perform the services described herein, whether or not a Transaction is consummated, Client shall reimburse Ascendiant for pre-approved travel-related expenses and payment shall be made within ten (10) business days of invoice. The Client agrees that it will engage its legal counsel at its own expense to assist in the preparation of any legal documents or definitive agreements deemed necessary to facilitate the Transaction(s) contemplated herein.

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC

7.	Term. The term of this Agreement shall be for six (6) months following the date Client signs this Agreement. Notwithstanding the foregoing, Client may terminate this Agreement upon thirty (30 days’ prior written notice. Additional extensions may be negotiated as necessary at the mutual written consent of the Client and Ascendiant.

8.	Other Advisory Services. Should additional advisory services be requested by Client, they shall be agreed to in writing by Ascendiant and Client.

9.	Representations, Warranties, and Indemnification. Each of Ascendiant and Client represents and warrants to each other that this Agreement has been duly authorized, executed and delivered by it; and, assuming the due execution by the other party, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms. Each of Ascendiant and Client agrees to comply with all applicable securities laws, and the Client will disclose to Ascendiant all information necessary for Ascendiant to act upon Client’s request and to notify Ascendiant promptly of any material changes to such information. Client hereby represents that it shall notify Ascendiant within three (3) business days of the completion of any Securities Transaction(s) occurring during the term of this Agreement and/or involving Investors introduced or presented by Ascendiant. Additionally, each of the Client and Ascendiant agrees to indemnify the other and the other’s affiliates in accordance with the terms and conditions in Exhibit “A” to this Agreement.

10.	Confidentiality. Ascendiant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Ascendiant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Ascendiant and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity. Ascendiant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another’s benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Ascendiant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Ascendiant or its representatives. Confidential information shall be disclosed if required by law or regulation. However, any such disclosure shall not be made unless and until disclosed to the other party. Notwithstanding the foregoing, Client hereby authorizes Ascendiant to transmit to prospective Investors, information and materials provided by Client and/or developed by Ascendiant on behalf of Client upon approval by Client of such materials. Additionally, at any time after the consummation or other public announcement of the Transaction, Ascendiant may, at its own expense, place an announcement in such newspapers and publications as it may choose, stating that Ascendiant has acted as financial advisor and placement agent to the Client in connection with the Transaction, and may use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Ascendiant.

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC

11.	Non-Circumvention. In and for valuable consideration, Client hereby agrees that Ascendiant may present or introduce (whether by written, oral, data, or other form of communication) Client to one or more Investors. Client further acknowledges and agrees that the identity of the subject Investors, and all other information concerning Investors (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Ascendiant, and shall be treated as confidential and proprietary information by Client, its affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. During the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement (including extensions) thereafter, Client shall not use such information, except in the context of any arrangement with Ascendiant in which Ascendiant is directly and actively involved, and never without Ascendiant’s prior written approval; and Client further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity), any Transaction, business relationship, meeting, phone call, or other correspondence with such Investors, either directly or indirectly, or accept any Transaction, compensation or advantage in relation to such Investors, except as directly though Ascendiant, without the prior written approval of Ascendiant. Ascendiant is relying on Client’s assent to these terms and their intent to be bound by the terms by evidence of their signature. Without Client’s signed assent to these terms, Ascendiant would not introduce or present any Investors or disclose any confidential information to Client as herein described.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without regard to its conflict of law doctrine. The Client and Ascendiant hereby agree that any dispute concerning this Agreement shall be resolved state or federal court of competent jurisdiction in Orange County, California. The prevailing party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum of attorney’s fees and any other costs and expenses relating thereto.

13.	Entire Agreement. This Agreement represents the entire agreement by and between the Client and Ascendiant and supersedes any and all other agreements, either oral or written, with respect to the Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. The Client and Ascendiant hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Ascendiant.

14.	Survival of Certain Provisions. Sections 4, 5, 6, 9, 10, 11, 12, 13, 14 and Exhibit “A” and “B’ of this Agreement, except as specifically set forth therein, shall survive this Agreement, and remain operative and in full force and effect, regardless of, (i) the completion of any Transaction, (ii) the resignation of Ascendiant or any termination of Ascendiant’s services, or (iii) any amendment, expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Client, Ascendiant, and the Indemnified Persons.

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC

Please initial each page, sign below, and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between Hemispherx Biopharma, Inc. and Ascendiant Capital Markets, LLC as of the date first above written. We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

Sincerely,		Accepted and Agreed:

Ascendiant Capital Markets, LLC		Hemispherx Biopharma, Inc.

	/s/ Bradley J. Wilhite		/s/ Thomas K. Equels
By:	Bradley J. Wilhite	By:	Thomas K. Equels
Its:	Co-Founder & Managing Partner	Its:	Chief Executive Officer
Date:	March 21, 2018	Date:	March 21, 2018

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC

EXHIBIT “A” TO ENGAGEMENT AGREEMENT

This Exhibit “A” is a part of and is incorporated into that certain letter agreement between Hemispherx Biopharma, Inc. (the "Client") and Ascendiant Capital Markets, LLC ("Ascendiant"). The letter agreement and this Exhibit “A” are referred to herein as the "Agreement". Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

Each of the Client and Ascendiant (each an “Indemnifying Party”) agrees to indemnify and hold harmless the other, any affiliates and the respective officers, directors, partners, employees, representatives and agents and any other persons controlling the other or any affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (each such person or entity being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against, and the Indemnified Persons shall have no liability to the Indemnifying Party or its owners, affiliates, controlling persons, security holders or creditors for, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, and the per diem costs and expenses of personnel of, the Indemnified Person (collectively, "Losses"), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a "Proceeding" and collectively "Proceedings"), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Indemnifying Party, its affiliates, employees, directors, officers, partners, representatives or agents in connection with any Transaction(s) or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Indemnifying Party shall not be responsible for any Losses arising out of or based upon the willful misconduct or negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact contained in any Information approved by the Client or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such Information). If the indemnification provided for under this Agreement is unavailable to an Indemnified Person in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. If any Proceeding is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Indemnifying Party shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party, provided, that in no event shall the Indemnifying Party be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party shall be liable as provided herein for any settlement of any claim against Ascendiant or any Indemnified Person made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnifying Party agrees that it will not, without the prior written consent of Ascendiant, settle or compromise or consent to the entry of any judgment in any Proceeding (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Ascendiant and each other Indemnified Person from all liability arising or that may arise out of such Proceeding. The indemnity and contribution obligations of the Indemnifying Party set forth herein shall be in addition to any liability or obligation the Indemnifying Party may have to any Indemnified Person at common law or otherwise. The Indemnifying Party hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against Ascendiant or any other Indemnified Person.

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC

EXHIBIT B TO ENGAGEMENT AGREEMENT

Effective as of March 21, 2018 this Exhibit B is hereby attached to that certain mutually executed Engagement Agreement (the “Engagement Agreement”) by and between Ascendiant Capital Markets, LLC (“Ascendiant”) and Hemispherx Biopharma, Inc. (“Client”) dated March 21, 2018.

As described in the Engagement Agreement, Investors introduced by Ascendiant shall be agreed to in writing.

This Exhibit B identifies the following to be introduced by Ascendiant as of this date:

●	Gemini Strategies and affiliated funds
●	Black Mountain Equities and affiliated funds

This Exhibit B is hereby incorporated into the Engagement Agreement. All other terms and provisions of the Engagement Agreement not modified by the Exhibit B are to remain unchanged and in effect as provided for therein.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to be duly acknowledged and incorporated into the Engagement Agreement as evidenced by the signatures below.

Ascendiant Capital Markets, LLC		Hemispherx Biopharma, Inc.

	/s/ Bradley J. Wilhite		/s/ Thomas K. Equels
By:	Bradley J. Wilhite	By:	Thomas K. Equels
Its:	Co-Founder & Managing Partner	Its:	Chief Executive Officer
Date:	March 20, 2018	Date:	March 21, 2018

ASCENDIANT INITIALS _____	CLIENT INITIALS _____

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, 16TH Floor Irvine, California 92612

Tel: (949) 259-4900 | Fax: (949) 756-1090 | www.ascendiant.com

Member FINRA & SIPC